Organizational Meeting Materials March 11, 2004 Banc of America Securities provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Banc of America Securities prohibits employees from offering a favorable research rating or specific price target or changing a rating or target to get a mandate and Banc of America Securities prohibits research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. Copyright 2004 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation. Project HOT ROD

Agenda Situation Analysis Timetable Appendix Select Recent Minority Squeeze Out Case Studies Table of Contents

Agenda

Agenda Introduction Legal matters / Fiduciary Responsibilities Financing Update Timeline

Situation Analysis

Situation Analysis Source: FactSet Research Systems, Inc. Based on closing stock prices through March 9, 2004. Last twelve months stock price performance LTM Trading Performance Trading Summary

Situation Analysis Source: FactSet Research Systems, Inc. Based on closing stock prices through March 9, 2004. Last three months stock price performance LTM Trading Performance Trading Summary

Source: FactSet Research Systems Inc. Based on closing stock prices through March 9, 2004. Large Cap Peer Index is equal-weighted and consists of ArvinMeritor, Inc. (ARM), Dana Corp. (DCN), Superior Industries International, Inc. (SUP), and Tenneco Automotive Inc. (TEN). Mid/Small Cap Peer Index is equal-weighted and consists of Aftermarket Technology Corp. (ATAC), Motorcar Parts and Accessories, Inc. (MPAA), R&B, Inc. (RBIN), and Standard Motor Products, Inc. (SMP) Situation Analysis Indexed Stock Performance Summary Stock Performance HOT ROD S&P 500 Last twelve months stock price performance Large Cap Peer Index Mid/Small Cap Peer Index

Based on 4.459MM shares outstanding and 0.501MM options exercisable with an average strike price of $11.87, per the Company and form 10-Q for the quarterly period ended December 25, 2003 and Form 10-K for the fiscal year ended June 30, 2003. Calculated pursuant to treasury stock method. Per Form 10-Q for the quarterly period ended December 25, 2003. Situation Analysis Public Market Valuation Implied Multiples Current trading statistics (Shares and $ in millions, except per share data)

% of LTM Volume Traded in Share Price Range Cumulative Volume Analysis of shares traded - Latest Twelve Months Source: FactSet Research Systems Inc. as of March 9, 2004. Current Price (3/9/04): $13.20 Situation Analysis

Situation Analysis Insider Holdings Institutional and Public Holdings Per Proxy Statement dated October 17, 2003 and Form 10-K for the annual period ended June 30, 2003. Includes Insiders' exercisable options using treasury stock method. Per CDA Shareworld as of February 8, 2003. Per Form 10-K for the annual period ended June 30, 2003 and Form 10-Q for the quarterly period ending December 25, 2003. Includes exercisable options using treasury stock method. Ownership summary (Shares in millions)

Situation Analysis Source: Proxy Statement dated October 17, 2003. HOT ROD Board of Directors Board of directors

Assumptions for Going Private (for illustrative purposes only) Situation Analysis Assumes the repurchase of: All shares and in-the-money options outstanding held by the public (e.g. institutions and retail) All shares and in-the-money options held by Company employees and directors excluding trusts controlled by Vic Edelbrock All shares held in the Company's 401k plan excluding those held by the HOT ROD family and officers The Vic and Nancy Edelbrock Inter Vivo Trust will sell a number of shares equivalent to $7.0 million into the transaction Transaction financed with a $30 million revolving credit facility (swap rate of 6.15%) and $20 million senior term loan (swap rate 6.49%) $1 million reduction in annual SG&A expenses beginning at the time of the transaction to reflect the elimination of public company expenses Analysis at various premiums to HOT ROD's closing stock price of $13.20 on March 9, 2004 Assume transaction occurs on June 30, 2004

Analysis at various prices Situation Analysis Assumes net cash balance of $9.4 million as of June 30, 2004. FY 2004E diluted EPS based on actual weighted average diluted shares outstanding through December 25, 2003 and estimated weighted average shares outstanding for 6 months ending June 30, 2004 previously provided to BAS.

Timetable

Timetable

Timetable (a) Assumes one set of SEC comments

Timetable

Appendix

Select Recent Minority Squeeze Out Case Studies

Select Recent Minority Squeeze Out Case Studies Berlitz International Inc. SITUATION OVERVIEW On December 28, 2000, the Buyout Group, owners of 52.9% of Berlitz International Inc., announced a proposal to tender all outstanding shares of Berlitz International not currently owned for $12.00 per share or 50.0% premium over the last full trading day prior On April 5, 2001, the Special Committee announced in a press release that it determined the price of $14.50 per share to be offered by the Buyout Group was fair On May 15, 2001, the offer price increased from $14.50 to $16.50, because the Buyout Group determined the two largest shareholders would not tender their shares at the offer price of $14.50 On May 31, 2001, tender offer expires On July 3, 2001, Buyout Group announced the acquisition of the remaining outstanding shares of Berlitz International Berlitz International its franchisees have more than 400 locations in over 50 countries worldwide offering language instruction, cross-cultural training, document translation, software localization and interpretation services. In addition, Berlitz offers a wide range of publishing products such as dictionaries, phrase books, travel guides and self-study language instruction materials including CDs and audiocassettes. COMPANY DESCRIPTION 12/29/00 Initial offer at $12.00 4/5/01 2nd offer at $14.50 STOCK PRICE CHART BID HISTORY FINANCIAL INFORMATION MARKET INFORMATION STOCK PRICE ANAYSIS 5/15/01 3rd offer at $16.50 12/27/00 Price prior to initial offer $8.00

Select Recent Minority Squeeze Out Case Studies Cherry Corp SITUATION OVERVIEW On April 24, 2000, the Buyout Group, owners of 54.0% of Cherry Corp, proposed to purchase all outstanding shares not currently owned by the Buyout Group for $18.75 per share, or 44.2% premium over the last full trading day prior On May 22, 2000, the Special Committee received an unsolicited offer from a potential strategic acquiror proposing $26.00 per share (the third party later withdrew the proposal on May 26, 2000) On June 1, 2000, Buyout Group revised offer to $26.40 per share On June 4, 2000, the Merger Agreement and Stockholder Agreement were executed and delivered (effective July 17, 2000) Cherry Corp and its subsidiaries design, manufacture and sell proprietary and custom electrical and electronic components used by a broad range of Tier 1 suppliers, original equipment manufacturers (OEM's) and distributors in the automotive, computer and consumer and commercial markets. COMPANY DESCRIPTION 4/24/00 Initial offer at $18.75 6/1/00 2nd offer at $26.40 7/17/00 Merger approved Final price set at $26.40 STOCK PRICE CHART BID HISTORY FINANCIAL INFORMATION MARKET INFORMATION STOCK PRICE ANAYSIS 4/20/00 Price prior to initial offer $13.00

Select Recent Minority Squeeze Out Case Studies CoorsTek Inc. (a) SITUATION OVERVIEW On November 11, 2002, the Buyout Group, owners of 26.7% of CoorsTek Inc., proposed to tender all outstanding shares not owned by the Buyout Group and for $21.00 per share or 31.0% over the last full trading day prior On November 25 and 26, Buyout Group indicated they would be willing to raise its offer to $23.15 On December 11, 2002, Buyout Group, made an offer of $26.00 per share On December 23, 2002 the Board of Directors and Buyout Group reached an agreement at a price of $26.00 per share (merger effective March 18, 2003) CoorsTek, Inc. operates through three segments: Semiconductor Components, Semiconductor Assembly, and Advanced Materials. The Semiconductor Components segment manufactures precision-machined metal, technical ceramic, engineering plastic, and high-purity fused quartz components for use in the semiconductor capital equipment industry. COMPANY DESCRIPTION 11/11/02 Initial offer at $21.00 11/26/02 3rd offer at $26.00 STOCK PRICE CHART BID HISTORY FINANCIAL INFORMATION MARKET INFORMATION STOCK PRICE ANAYSIS 11/25/02 2nd offer at $23.15 (a) Not a minority squeeze out transaction. 11/8/02 Price prior to initial offer $16.00

Select Recent Minority Squeeze Out Case Studies Lexent Inc. SITUATION OVERVIEW On February 15, 2003, the Buyout Group, owners of 52.1% of Lexent Inc., proposed to purchase all outstanding shares not currently owned, for $1.25 per share or 37.4% premium over the last full trading day prior On June 17, 2003, the Buyout Group agreed to raise the merger consideration to $1.50 per share, which represents an increase of 20.0% over the initial offer On December 18, 2003 Lexent's stockholders adopts the Agreement and approves the Merger, effective on December 23, 2003 Lexent is an infrastructure services company, which designs, deploys and maintains telecommunications, electrical, life safety and other systems. Lexent delivers a full spectrum of services including engineering, management, deployment and installation in local metropolitan markets. COMPANY DESCRIPTION 2/15/03 Initial offer at $1.25 6/17/03 2nd offer at $1.50 12/18/03 Merger approved, final price of $1.50 STOCK PRICE CHART BID HISTORY FINANCIAL INFORMATION MARKET INFORMATION STOCK PRICE ANAYSIS 2/14/03 Price prior to initial offer $13.91

Select Recent Minority Squeeze Out Case Studies NCH Corp SITUATION OVERVIEW On October 1, 2001, the Buyout Group, owners of 54.3% of NCH Corp, announced a proposed tender of all outstanding shares not currently owned by the Levy Family for $47.50 per share or 21.2% premium over the last full trading day prior On December 4, 2001, Buyout Group revised its offer to $48.50 On December 18, 2001, Buyout Group advised the committee that it was prepared to raise its offer to $50.00 On December 20, 2001, Mr. Levy informed of Committee's requirement for a majority-of-the-minority minimum condition and would raise its offer to $52.50 per share, subject to the settlement of all the pending litigation related to the proposal On December 24, 2001, the parties executed the Merger Agreement On January 7, 2002, commenced On February 12, 2002, the tender offer expired and at completion the Buyout Group held approximately 98.6% of the total shares outstanding NCH Corp markets an extensive line of maintenance, repair and supply products to customers throughout the world. NCH products include chemical specialties, fasteners, welding alloys, and plumbing parts. These products are marketed principally through the Company's own sales force. COMPANY DESCRIPTION STOCK PRICE CHART BID HISTORY FINANCIAL INFORMATION MARKET INFORMATION STOCK PRICE ANAYSIS 10/1/01 Initial offer at $47.50 12/18/00 2nd offer at $50.00 12/24/01 3rd offer at $52.50 1/7/02 tender offer commenced at $52.50 9/28/00 Price prior to initial offer $39.19

Select Recent Minority Squeeze Out Case Studies Uno Restaurant Corp SITUATION OVERVIEW On October 25, 2000, the Buyout Group, owners of 52.9% of Uno Restaurant Corp, proposed to acquire all outstanding shares they did not currently own for $8.75 per share or 37.3% premium over the last full trading day prior On January 16, 2001, the Buyout Group submitted a revised offer to the Special Committee of $9.00 per share and changing the structure of the transaction from a cash tender offer to a cash merger February 1 to February 24, 2001 - during this period Buyout Group orally advised the Special Committee that the highest price they were prepared to pay was $9.50 per share On February 28, 2001, Buyout Group stated that they would increase their proposed offer price to $9.75 per share On April 19, the Merger Agreement was executed and a press release was issued announcing the signing of the Merger On July 30, 2001, Uno's stockholders adopted and approved the Merger Agreement (effective July 31, 2001) Uno Restaurant Corp owns and operates 111 and franchise 66 casual dining, full- service restaurants operating primarily under the name Pizzeria Uno Chicago Bar & Grill. The restaurants feature the company's signature Chicago-style, deep-dish pizza and a selection of baked, grilled and sauteed entrees, including gourmet thin crust pizza, pasta, fajitas, ribs, steak and chicken, as well as a variety of appetizers, salads, sandwiches and desserts. COMPANY DESCRIPTION 10/25/00 Initial offer at $8.75 1/16/00 2nd offer at $9.00 STOCK PRICE CHART BID HISTORY FINANCIAL INFORMATION MARKET INFORMATION STOCK PRICE ANAYSIS 2/24//00 3rd offer at $9.50 10/13/00 Price prior to initial offer $6.38 2/28/00 4th offer at $9.75